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                                                                 EXHIBIT 10.3.9

[LOGO]

September 24, 1998

Mr. Craig T. Sheetz
Sygnet Wireless Systems
8550 Seville Drive
Suite B
Canfield, Ohio 44405

Dear Craig,

It is with great pleasure I offer you a position with Dobson Cellular. After our conversations I am confident you will be a tremendous asset to our organization. This offer of employment is contingent upon the successful closing of the merger between Dobson and Sygnet Wireless.

Your position will be Executive Vice President of Operations reporting to me, President/Chief Operating Officer of the Dobson Cellular entities. Your starting salary will be $180,000.00 per year which will be reviewed one year after your start date. In addition you will be eligible for an annual bonus of up to 50% of your base salary, paid quarterly, dependent upon achieving various performance objectives in the company. The quarterly bonus for the first two quarters will be guaranteed at a minimum of 100%. As discussed, Dobson Cellular Systems will also pay a car allowance of $350.00 per month and reimburse your monthly country club dues up to $300.00 per month.

Additionally, you will have three weeks paid vacation and a full medical and dental plan. We also offer a 401K plan which will give you additional deferred compensation opportunities. After the successful completion of six months employment with Dobson Cellular, and subject to approval by the Board of Directors, you will be granted stock options at a strike price to be determined by the Board of Directors. The options will represent .1% of the equity in Dobson Cellular. The strike price of the options will be set at a price consistent with the anticipated private equity infusion to be consummated with the closing of the Sygnet Wireless merger. The exact number of shares and exact strike price will be set at the closing of the merger between Sygnet and Dobson. The options will vest at a rate of 20% annually over a five year period and must be exercised within ten years from the date of the grant. The Dobson Cellular options will not include any rights to the Dobson Wireline Company or the other non-wireless businesses of Dobson.

In order to insure a quick and easy relocation from Ohio to Oklahoma, we will pay you a relocation and signing bonus in an amount equal to 30% of your annual salary. This amount will be subject to normal taxes and is assigned to offset the expenses associated with your move. Dobson Cellular will agree to gross up the cost of your relocation expense in order to offset any possible tax ramifications. Additionally, we will pay your expenses associated with the relocation of your personal household goods as well as up to ninety days of temporary living expenses.

This offer will be subject to your acceptance of a written employment agreement with covenants not to compete and other typical provisions.

I would like you to assume your responsibilities upon the closing of the merger between Sygnet and Dobson. Please indicate your concurrence to the above by signing below and returning the document to my attention. Dobson Cellular Systems looks forward to you becoming a part of our team.

Sincerely,

/s/ Ed Evans
G. Edward Evans
President/Chief Operating Officer  Agreed to: /s/ Craig T Sheetz  Date: 9-24-98
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